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                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN MILLIONS)

                                                             FISCAL YEAR ENDED
                                   ----------------------------------------------------------------------
                                   JANUARY 2,   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,   DECEMBER 31,
                                      2005          2003           2002           2001           2000
                                   ----------   ------------   ------------   ------------   ------------
Determination of Earnings:
  Earnings Before Provision for
     Taxes on Income.............   $12,838       $10,308         9,291          7,898          6,868
  Fixed Charges..................       272           300           259            245            292
                                    -------       -------         -----          -----          -----
          Total Earnings as
            Defined..............   $13,110       $10,608         9,550          8,143          7,160
                                    =======       =======         =====          =====          =====
Fixed Charges and Other:
  Rents..........................        85            93            99             92             88
  Interest Expense Before
     Capitalization of
     Interest....................       323           315           258            248            301
                                    -------       -------         -----          -----          -----
          Total Fixed Charges....   $   408       $   408           357            340            389
                                    =======       =======         =====          =====          =====
Ratio of Earnings to Fixed
  Charges........................     32.13         26.00         26.75          23.95          18.41
                                    =======       =======         =====          =====          =====

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(1) The ratio of earnings to fixed charges is computed by dividing the sum of earnings before provision for taxes on income and fixed charges by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt discount and an appropriate interest factor on operating leases.